                                                                   Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)




                                                          Three Months Ended    Nine Months Ended
                                                          ------------------    -----------------
                                                            September 30,        September 30,
                                                          -----------------     -----------------
                                                           2000       1999       2000      1999
                                                          ------     ------     ------    -------

Income before federal income taxes and cumulative
   effect of changes in accounting principles             $  563     $  430     $1,505    $ 1,361
Interest                                                      34         38        101        118
Portion of rentals deemed to be interest                      11          9         32         32
                                                          ------     ------     ------    -------
Earnings available for fixed charges                      $  608     $  477     $1,638    $ 1,511
                                                          ======     ======     ======    =======

Fixed charges:
    Interest                                              $   34     $   38     $  101    $   118
    Portion of rentals deemed to be interest                  11          9         32         32
                                                          ------     ------     ------    -------
    Total fixed charges                                   $   45     $   47     $  133    $   150
                                                          ======     ======     ======    =======

Ratio of earnings to fixed charges                         13.51x     10.15x     12.32x     10.07x
                                                          ======     ======     ======    =======



The ratio of earnings to fixed charges is computed by dividing income before federal income taxes and cumulative effect of changes in accounting principles and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.